CERTIFICATE OF MERGER

OF

GEEKS ON CALL ACQUISITION CORP.
a Delaware corporation

WITH AND INTO

GEEKS ON CALL AMERICA, INC.
a Delaware corporation

(Pursuant to Title 8, Section 251(c) of the
Delaware General Corporation Law)

The undersigned corporations, each organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

FIRST: Geeks On Call Acquisition Corp. is being merged into Geeks On Call America, Inc. and the name of the surviving corporation is Geeks On Call America, Inc.

SECOND: That an agreement of merger and plan of reorganization (the “Merger Agreement”), whereby Geeks On Call Acquisition Corp. is merged with and into Geeks On Call America, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title 8, Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the Certificate of Incorporation of Geeks On Call America, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FOURTH: That the merger is to become effective upon filing.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation located at Geeks On Call America, Inc., 814 Kempsville Road, Norfolk, Virginia, 23502.

SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 8th day of February, 2008.

GEEKS ON CALL AMERICA, INC.

By:	/s/ Richard T. Cole
Name:	Richard T. Cole
Title:	Chief Executive Officer

GEEKS ON CALL ACQUISITION CORP.

By:	/s/ Ryan Goldstein
Name:	Ryan Goldstein
Title:	President, Treasurer and Secretary